EXHIBIT 99


                       FOR IMMEDIATE RELEASE

      INVESTOR CONTACT:                       MEDIA CONTACT:
      Pamela Catlett                          Joani Komlos
      503.671.4589                            503.671.2013


                 FORMER MICROSOFT CFO JOHN G. CONNORS
                APPOINTED TO NIKE'S BOARD OF DIRECTORS


Beaverton, OR (APRIL 14, 2005) -- At its board of directors meeting held here today, NIKE, Inc. (NYSE:NKE) appointed John G. Connors, former senior vice president of finance and administration and chief financial officer at Microsoft Corp., to its board of directors. Nike's board now numbers 11.

Mr. Connors, 46, spent 16 years at Microsoft before announcing his retirement in January of this year and joining Ignition Partners LLC, a venture capital firm established by former Microsoft and McCaw Cellular executives that invests in early stage enterprise software and services technology companies. It is anticipated that he will serve on Nike's Audit Committee.

"John's combination of finance, information technology and business operations experience makes him an ideal addition to our board," said Philip H. Knight, Nike founder and chairman. "He also comes from one of the most successful companies and brands anywhere in the world. We look forward to his many valuable contributions to Nike."

As senior vice president of finance and administration and CFO at Microsoft for five years, Mr. Connors was responsible for the company's finances, investor relations, administration, corporate services, procurement and real estate. In addition to his finance and administration responsibilities, he also was responsible for the Global Operations and Technology Group.

Since joining Microsoft in January of 1989, Mr. Connors held a variety of finance, technology and operations positions, including vice president of the Worldwide Enterprise Group, vice president and chief information officer, corporate controller, general manager of Worldwide Finance Operations, director of business relations of the company's European Headquarters in Paris and director of business operations of the Worldwide Sales and Support Strategy Group.

Before joining Microsoft, Mr. Connors worked for PIP Printing Inc., SAFECO Corp. and Deloitte, Haskins and Sells. He is a graduate of the University of Montana with a bachelor's degree in accounting. He also is a CPA.

NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan(r), which designs, markets, and distributes fine dress and casual shoes and accessories; and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories.